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                                                                    Exhibit 23.1



                         CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of IMC Global Inc. for the registration of 6,510,286 shares of its common stock and to the incorporation by reference therein of our report dated July 26, 1995, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1995 and our report dated
March 1, 1996 with respect to the supplemental consolidated financial statements of IMC Global Inc. included in its Current Report on Form 8-K dated March 15, 1996 (as amended on Form 8-K/A dated April 19, 1996), filed with the Securities and Exchange Commission.



                                       ERNST & YOUNG LLP


Chicago, Illinois
May 30, 1996